UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2009

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33629	20-8450938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 35th Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 409-2434

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 4, 2009, Alternative Asset Management Acquisition Corp. (the “Company”) received a notice dated May 4, 2009 from the NYSE Amex (the “Exchange”) that the Exchange accepted the Company’s plan of compliance and granted the Company an extension until August 11, 2009 to regain compliance with the continued listing standards of the Exchange. The plan of compliance was submitted by the Company to the Exchange in response to the February 10, 2009 notice from the NYSE Amex staff indicating that the Company is below certain of the Exchange’s continued listing standards in that the Company held no annual meeting for stockholders in 2008 as set forth in Section 704 of the Exchange’s Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on March 4, 2009 presented its plan to the Exchange. The Company will be subject to periodic review by Exchange staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted by the NYSE Amex LLC.

Attached hereto as Exhibit 99.1 is a copy of such press release.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release, dated June 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 8, 2009	ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

	By:	/s/ Paul D. Lapping
Name: Paul D. Lapping Title: Chief Financial Officer and Secretary

Exhibit Index

Exhibit	Description

99.1	Press Release, dated June 8, 2009